Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”)

Byrna Technologies Inc. (“Byrna” or “Employer”) and Michael Gillespie (“Employee”) agree that:

1.         Last Day of Employment. Employee’s last day of employment with Employer based on his voluntary resignation is May 31, 2022 (“Termination Date”). Employee received this Agreement on March 2, 2022 (the “Notice Date”). From May 1 through May 31, 2022, Employee will be available on a remote basis, as reasonably determined by Employee and Employer, to pursue with his best efforts for the advancement of the projects (the “Projects”) set forth on Schedule I attached hereto.

2.         Consultant. From June 1, 2022, through August 31, 2022, Employee agrees to act on a consultancy basis for the Employer, as reasonably agreed to by Employee and Employer, with respect to the Projects, understanding this will be a fully remote requirement and no onsite work required. Employee will not be considered an employee during this period and will be paid $24,000 per month as a 1099 consultant.

3.          Bonus, Restricted Stock Unit Accelerated Vesting Consideration, COBRA Costs.

In consideration for Employee’s timely signing and returning this Agreement and performance of his obligation hereunder, and provided (i) Employee does not timely revoke the Agreement; (ii) complies with the Business Protection Agreement executed by Employee on August 26, 2021 and attached hereto as Exhibit A (“Employee Business Protection Agreement”), (iii) reasonably performs Employee’s job duties, cooperates and assists with the transition, functions and responsibilities of Employee’s position as directed by Employer, and (iv) otherwise complies with Employer rules and policies and all of the terms and conditions in the Agreement that apply to Employee, including, but not limited to, the covenant not to compete contained in Paragraph 8 through the Termination Date:

a.

Bonus. Employer agrees to pay to Employee a pro-rated portion of your expected bonus payment equal to one hundred twenty-one thousand and eight hundred and seventy dollars ($121,870.00), less lawful deductions, to be paid in a lump sum within 30 days following the Termination Date.

b.

Additional Bonus Based on Value Attributable to Certain Restricted Stock Units. Employer agrees to provide to Employee value for a portion of is unvested Restricted Stock Units, payment of $183,331 to Employee in the payroll cycle following the termination date. Employee affirms and agrees that all Restricted Stock Units are unvested and shall be forfeited upon the Termination Date.

c.

COBRA Costs. Employer agrees to pay to the provider the costs of health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the period commencing June 1, 2022 through December 31, 2022.

Employee understands and agrees that Employer’s obligations under Paragraphs 2 above and this Paragraph 3 immediately terminate in the event that Employee violates this Agreement, [the Employee Business Protection Agreement], otherwise performs his duties in a manner inconsistent with Employer’s reasonable expectations, as determined in its reasonable good faith discretion, or if Employee timely signs and timely revokes this Agreement or the Reaffirmation. Employee affirms and agrees that Employee has no right to any severance benefits under an offer letter, employment agreement, severance policy, or otherwise, except as provided in accordance with Paragraph 3.

4.         No Consideration Absent Timely Execution and Non-Revocation of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in Paragraphs 2 or 3 above except for Employee’s timely signing and not timely revoking this Agreement and fulfilling the promises contained herein that pertain to Employee. Employee further understands and agrees that Employee would not receive the monies specified in Paragraphs 2 or 3 above except for Employee’s timely signing (and not timely revoking) both the Agreement and the Reaffirmation set forth in Exhibit B hereto and fulfilling the promises contained herein that pertain to Employee.

5.         General Release, Claims Not Released and Related Provisions.

a.         General Release of All Claims. Employee, Employee’s heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Releasors”), knowingly and voluntarily release and forever discharge Employer, its parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and the current and former employees, attorneys, officers, directors agents and shareholders of Employer and each of the foregoing entities affiliated with Employer, both individually and in their business capacities, and the employee benefit plans, programs, administrators and fiduciaries of Employer and each of the entities affiliated with Employer identified above (all collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which Releasors have or may have against Releasees up to and including the date Employee signs this Agreement, including, but not limited to, claims relating to decisions relating to the separation of Employee’s employment, and/or any alleged violation of the following laws and other sources of legal rights, as amended:

■	Title VII of the Civil Rights Act of 1964;

■	Sections 1981 through 1988 of Title 42 of the United States Code;

■	The Employee Retirement Income Security Act of 1974 ("ERISA") (as modified below);

■	The Immigration Reform and Control Act;

■	The Age Discrimination in Employment Act of 1967 (“ADEA”);

■	The Americans with Disabilities Act of 1990;

■	The Worker Adjustment and Retraining Notification Act;

■	The Occupational Safety and Health Act;

■	The Fair Credit Reporting Act;

■	The Family and Medical Leave Act of 1993;

■	The Equal Pay Act of 1963;

■	The Genetic Information Nondiscrimination Act of 2008;

■	The Massachusetts Law Against Discrimination, G.L. c. 151B, as amended;

■	The Massachusetts Equal Rights Act, G.L. c. 93, as amended;

■	The Massachusetts Civil Rights Act, G.L. c. 12, as amended;

■	The Massachusetts Privacy Statute, G.L. c. 214, § 1B, as amended;

■	The Massachusetts Sexual Harassment Statute, G.L. c. 214, § 1C;

■	The Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149, 150, 150A-150C, 151, 152, 152A, et seq.;

■	The Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.;

■	The Massachusetts Workers’ Compensation Act, G.L. c. 152, § 75B;

■	The Massachusetts Small Necessities Act, G.L. c. 149, § 52D;

■	The Massachusetts Equal Pay Act, G.L. c. 149, § 105A-C;

■	The Massachusetts Equal Rights for the Elderly and Disabled, G.L. c. 93, § 103;

■	The Massachusetts AIDS Testing statute, G.L. c. 111, §70F;

■	The Massachusetts Consumer Protection Act, G.L. c. 93A;

■	Massachusetts Employment Leave for Victims and Family Members of Abuse, G.L. c. 149, §52E, as amended;

■	The Massachusetts Earned Sick Time Law, M.G.L. c. 149, § 148C;

■	The Massachusetts Paid Family and Medical Leave Act, M.G.L. c.175M et seq.

■	Massachusetts Parental Leave Act, G.L. c. 149, § 105D;

■	Massachusetts Age Discrimination Law, G.L. c. 149 §24 A et seq.;

■	any other federal, state, local or other law, rule, regulation, constitution, code, guideline or ordinance;

■	any public policy, contract (oral or written, express or implied), tort or common law; or

■	any statute, common law, agreement or other basis for seeking or recovering any costs, fees, or other expenses including but not limited to attorneys’ fees and/or costs.

f.         Claims Not Released. Releasors are not waiving any rights they may have to: (a) any qualified retirement benefits under plans of Employer as of the Termination Date; (b) Employee’s benefits and/or Employee’s right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) challenge the validity of this Agreement.

g.         Governmental Agencies. Nothing in this Agreement prohibits, prevents, or otherwise limits Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission or the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws or in any legislative or judicial proceeding. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made to such an agency, Employee shall not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Agreement, prohibits Employee from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs including but not permitted to any such programs managed by OSHA. Moreover, if Employee worked for the Employer in California or resides in California, nothing in this Agreement prohibits or prevents Employee from testifying in any administrative, legislative, or judicial proceeding concerning alleged criminal conduct or sexual harassment on the part of the Employer or any agents or employees of the Employer, when Employee has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the Legislature.

h.         Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Employer or any other Releasee identified in this Agreement is a party.

6.         Acknowledgments and Affirmations.

Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Releasees.

Employee also affirms that Employee has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this Agreement. Employee affirms and agrees that his separation from employment was a voluntary resignation and that it does not constitute a resignation by him for Good Reason as Good Reason is defined in the RSU Agreement. Employee acknowledges that, to the extent set forth Paragraph 5 above, this Agreement contains a release of any and all claims Employee may have under the Massachusetts Wage Act and that this Agreement is intended to resolve any and all disputes related to wages, commissions, or other compensation. Employee affirms that Employee has been granted any leave to which Employee was entitled from Employer under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee also affirms that Employee has not divulged any financial, proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies, Employee’s agreement(s) with Employer and/or any applicable common law. As noted above, this Agreement does not limit Employee from providing any documents to the U.S. Securities and Exchange Commission as part of a whistleblower action and/or a report of possible violations of any federal securities law.

Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Employer, its officers or any other Releasees identified in this Agreement, including any allegations of corporate fraud.

7.         Non-Disparagement. Employee agrees that Releasing Parties shall not defame or maliciously disparage the business operations, business practices, reputation, products or services of any Released Party.

8.         Covenant not to Compete. In consideration of Section 3 (b) above Employee acknowledges and agrees that by virtue of his senior position in the Company, he developed specialized knowledge of, had access to, and helped further develop, the Company’s highly sensitive confidential information and trade secrets. Employee also was responsible for contributing to the development of relationships and goodwill with the Company’s employees, customers, vendors, contractors, and other business partners. Employee acknowledges and agrees that it is reasonable and necessary for the Company to protect these and other legitimate business interests with the following covenant not to compete. Accordingly, Employee agrees that for the remainder of Employee’s employment with the Company and for twelve (12) months after cessation of Employee’s employment with the Company, for whatever reason, Employee will not, within the geographic areas in which Employee, during any time within the last two years of employment with the Company, provided services, or had a material presence or influence, provide the specific types of services that Employee provided to the Company at any time during the last two years of employment, to any other person, entity, or company that manufactures, sells, or distributes non-lethal defense weapons or ammunition, or is otherwise intending, planning or attempting to engage in the manufacture, sale, or distribution of non-lethal defense weapons or ammunition, Employee agrees that this restriction is reasonable and is no broader than necessary to protect the Company’s legitimate business interests, and does not, and will not, curtail Employee’s ability to earn a livelihood. This covenant not to compete is in addition to, and does not supplant or replace, any obligation contained in the Employee Business Protection Agreement.

9.         Limited Disclosure and Return of Property. Except as otherwise required by law, permitted by Paragraph 5(d) above or specified in this Paragraph 9, Employee agrees not to disclose to any person or entity any information regarding events leading to the Termination Date, the existence or substance of this Agreement, including but not limited to the fact of payment and the nature or the amount of the monies and the other consideration specified in Paragraphs 2 and 3 above. Nothing in this Paragraph 9 will prohibit Employee from discussing the terms of this Agreement with: (a) Employee’s spouse, immediate family member, tax advisor and/or attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement, provided that such individuals are advised of the confidentiality of this information and agree to maintain the confidentiality of this information; and/or (b) any federal, state or local government agency.

10.         Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of Massachusetts. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for the breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. If the general release language is found to be illegal or unenforceable, Employee agrees to execute a binding replacement release.

11.         Nonadmission of Wrongdoing. Employer and Employee (collectively, the “Parties”) agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

12.         Amendment. This Agreement may not be modified, altered or changed except in a writing signed by both Parties that specifically refers to this Agreement.

13.         Entire Agreement. This Agreement (including its Exhibits) sets forth the entire agreement between the Parties hereto, and fully supersedes any obligations of Employer to Employee, except the RSU Agreement, the Plan, and any agreements the Parties have regarding restrictive covenants, which exception specifically includes the Employee Business Protection Agreement. Employee expressly reaffirms Employee’s obligations under the Employee Business Protection Agreement. Employee acknowledges that Employee has not relied on any representations, promises, agreements or offers of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.

14.          Defend Trade Secrets Act of 2016. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to my attorney in relation to a lawsuit for retaliation against the Employer for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS TWENTY-ONE (21) CALENDAR DAYS FROM THE DAY EMPLOYEE RECEIVED THIS AGREEMENT, TO CONSIDER AND SIGN THIS AGREEMENT AND RETURN IT TO SANDRA DRISCOLL AT SANDIE@BYRNA.COM. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) BUSINESS DAYS FOLLOWING THE DAY ON WHICH EMPLOYEE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, VIA HAND DELIVERY, EMAIL OR OVERNIGHT MAIL TO SANDRA DRISCOLL, CHIEF PEOPLE OFFICER, BYRNA TEHCNOLOGIES INC., 100 BURTT RD., STE. 115, ANDOVER, MA 01810, AND MUST STATE: “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.” THE REVOCATION MUST BE PERSONALLY DELIVERED TO SANDRA DRISCOLL OR HER DESIGNEE WITHIN SEVEN (7) BUSINESS DAYS AFTER THE DAY EMPLOYEE SIGNS THE AGREEMENT OR MAILED TO SANDRA DRISCOLL AND POSTMARKED WITHIN SEVEN (7) BUSINESS DAYS AFTER THE DAY EMPLOYEE SIGNS THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL MORE THAN TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES AS OF THE DATE EMPLOYEE SIGNS THIS AGREEMENT.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

Michael Gillespie	Byrna Technologies Inc.

/s/ Michael Gillespie 3/2/2022	By: /s/ Bryan Ganz 3/3/2022
Bryan Ganz
CEO